                                                                                                     Exhibit 12.1
                                                                                                      8/20/99

                                                                               GULF POWER COMPANY
                                                            Computation of ratio of earnings to fixed charges for the
                                                                     the five years ended December 31, 1998
                                                                    and the twelve months ended June 30, 1999


                                                                                                                           Twelve
                                                                                                                           Months
                                                                               Year ended December 31,                     Ended
                                                       ------------------------------------------------------------------ June 30,
                                                        1994           1995         1996       1997         1998           1999
                                                        ----           ----         ----       ----         ----           ----
                                                       -----------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                        $ 93,407   $ 92,693    $ 94,283     $ 90,978      $ 88,747    $ 84,727
      Federal and state income taxes                       40,848     33,796      35,417       40,497        36,883      29,668
      Deferred income taxes, net                           (6,987)       390       2,156       (7,047)       (4,684)       (463)
      Deferred investment tax credits                           0          0           0            0             0           0
      AFUDC - Debt funds                                      656        187          58            5             0           0
                                                         --------   --------    --------     --------      --------    --------
         Earnings as defined                             $127,924   $127,066    $131,914     $124,433      $120,946    $113,932
                                                         =========  =========   ========     ========      ========    ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                          $ 27,124   $ 23,294    $ 24,691     $ 21,699      $ 19,718    $ 20,098
   Interest on interim  obligations                         1,509      2,931       2,071          891         1,190       1,727
   Amort of debt disc, premium  and expense, net            1,834      2,014       2,087        2,281         2,100       1,988
   Other interest  charges                                  2,442      1,674       1,882        4,885         8,582       6,259
                                                         --------   --------    --------     --------      --------    --------
         Fixed charges as defined                        $ 32,909   $ 29,913    $ 30,731     $ 29,756      $ 31,590    $ 30,072
                                                         ========   ========    ========     ========      ========    ========



RATIO OF EARNINGS TO FIXED CHARGES                          3.89       4.25        4.29         4.18           3.83       3.79
                                                            ====       ====        ====         ====           ====       ====